Exhibit 2.1

AGREEMENT OF MERGER

AMONG

UNITED PARCEL SERVICE, INC.,

OLYMPIC MERGER SUB, INC.

AND

OVERNITE CORPORATION

DATED AS OF MAY 15, 2005

AGREEMENT OF MERGER

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EXHIBITS:

Exhibit A	Plan of Merger
Exhibit B	Articles of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Other Actions

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AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement”), dated as of May 15, 2005, by and among United Parcel Service, Inc., a Delaware corporation (“Parent”), Olympic Merger Sub, Inc., a Virginia corporation (“Sub”) and indirect wholly owned subsidiary of Parent, and Overnite Corporation, a Virginia corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent;

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, including the Plan of Merger in the form attached hereto as Exhibit A (the “Plan of Merger”), and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, the Board of Directors of the Company unanimously (i) determined that this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Shareholders (as defined hereafter), (ii) approved and adopted this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, and (iii) recommended approval and adoption of this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, by the Company Shareholders; and

WHEREAS, the respective Board of Directors of Parent and Sub, and United Parcel Service of America, Inc., as the sole shareholder of Sub (“UPSOA”), have each approved and adopted this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth in this Section.

(a) “10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) “Acquisition Agreement” has the meaning set forth in Section 6.5(b).

(c) “Acquisition Proposal” has the meaning set forth in Section 6.9.

(d) “ADA” means the Americans with Disabilities Act.

(e) “ADEA” means the Age Discrimination in Employment Act.

(f) “Affiliate” of a party means an “affiliate” of such party as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (including at a minimum, all those Persons subject to the reporting requirements of Rule 16(a) under the Exchange Act).

(g) “Agreement” has the meaning set forth in the Preamble.

(h) “Applicable Benefit Laws” means ERISA, the Code and all other Laws, regulations, orders or other legislative, administrative or judicial promulgations, including those of a jurisdiction outside the United States of America, applicable to Employee Benefits Plans.

(i) “Alternative Transaction” has the meaning set forth in Section 6.5(b).

(j) “Associate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

(k) “Blue Sky Laws” means state securities or “blue sky” Laws.

(l) “CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended.

(m) “Certificate” means each certificate representing a share or shares of Company Common Stock.

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Combined Group” means (i) any “affiliated group” as defined in Section 1504 of the Code or (ii) any combined or similar reporting group for state, local, foreign or other tax purposes of which the Company or any of the Subsidiaries has been a part.

(p) “Company” has the meaning set forth in the Preamble.

(q) “Company Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, dated as of September 8, 2003.

(r) “Company Benefit Plans” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or any Subsidiary, or to which the Company or any Subsidiary makes or has made, or has or has had an obligation to make, contributions at any time.

(s) “Company Bylaws” means the bylaws of the Company.

(t) “Company Charter Documents” means, collectively, the Company Bylaws and the Company Articles of Incorporation.

(u) “Company Common Stock” means the Company’s common stock, par value $0.01 per share.

(v) “Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement.

(w) “Company ESPP” has the meaning set forth in Section 2.6(b).

(x) “Company Financial Advisor” means Morgan Stanley & Co. Incorporated.

(y) “Company Financial Statements” means the Company’s consolidated statements of financial position, consolidated statements of income, consolidated statements of cash flows and consolidated statements of changes in common shareholders’ equity (including the notes thereto) included in the SEC Reports.

(z) “Company Insurance Policies” means all insurance policies which at any time since the Spin-Off Date named the Company, any Subsidiary, or any of their respective directors, officers or employees as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary since the Spin-Off Date has paid or is or was obligated to pay all or part of the premiums.

(aa) “Company Licensed Software” means all third party software (other than Company Proprietary Software or standard, off-the-shelf third party personal computer or server-based products such as word processing, accounting, spreadsheet programs, or so forth) licensed to the Company and the Subsidiaries.

(bb) “Company Material Adverse Effect” means any change, event, circumstance or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events, circumstances or effects that have occurred or been threatened, (i) is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities (including contingent liabilities) of the Company and the Subsidiaries taken as a whole or (ii) prevents or materially delays the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated herein, except, in the case of (i) above, to the extent resulting from (A) any changes in general United States or global economic conditions or any changes in the industry in which the Company operates; provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses; (B) any changes to financial or securities markets (including any disruption thereof and any decline in the price of any security, including the Company Common Stock, or market index, in each case, in and of itself); provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses; (C) any changes, events, circumstances or effects resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby, including any changes relating to the workforce of the Company and its Subsidiaries; and (D) any changes in applicable Law or GAAP or the interpretation thereof after the date of this Agreement; provided that any such change does not adversely affect in a materially disproportionate manner the Company and the Subsidiaries taken as a whole as compared to similarly situated businesses.

(cc) “Company Preferred Stock” means the Company’s preferred stock, par value $0.01 per share.

(dd) “Company Proprietary Software” means all software owned by the Company and the Subsidiaries.

(ee) “Company Restricted Stock Award” means an award of restricted Company Common Stock.

(ff) “Company Shareholder” means any holder of Company Common Stock.

(gg) “Company Software” means the Company Licensed Software together with the Company Proprietary Software.

(hh) “Company Stock” means the Company Common Stock together with the Company Preferred Stock.

(ii) “Company Stock Award Consideration” means the aggregate amounts payable under Sections 2.6(a), 2.6(b) and 2.6(c) and the employer employment tax liability for the Company Stock Award Consideration.

(jj) “Company Stock Award Plans” means any plan or arrangement or agreement relating to stock options, restricted stock, stock appreciation rights, performance shares, restricted stock units, dividend equivalents or other equity based awards of the Company listed in the Company Disclosure Letter, including the Stock Incentive Plan and the Executive Incentive Plan.

(kk) “Company Stock Awards” means all outstanding options or other rights to acquire Company Common Stock, including any stock appreciation rights, restricted stock, performance shares, restricted stock units, dividend equivalents or other equity based awards granted under the Company Stock Award Plans.

(ll) “Company Stock Option” has the meaning set forth in Section 2.6(a)(i).

(mm) “Company Stock Option Consideration” has the meaning set forth in Section 2.6(a)(i).

(nn) “Confidentiality Agreement” means the confidentiality agreement between United Parcel Service General Services Co. and the Company, dated February 21, 2005.

(oo) “Current Company Benefit Plan” has the meaning set forth in Section 4.16(a).

(pp) “Customer Inventory” means the materials, products or other substances held by the Company or any Subsidiary for the account of a customer of the Company or any Subsidiary.

(qq) “Customs” has the meaning set forth in Section 4.26.

(rr) “Effective Time” has the meaning set forth in Section 2.2.

(ss) “Employee/Consulting Agreements” means any contracts, consulting agreements, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment or of an independent contractor relationship with respect to any officer, employee or former employee, or consultant or independent contractor who is performing services exclusively for the Company or any Subsidiaries.

(tt) “Employee Benefit Plan” means with respect to any Person each plan, fund, program, arrangement or scheme (collectively, “Plan”), including, but not limited to each Plan maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America (other than a Plan maintained solely to comply with applicable workers’ compensation law, social security law, mandated benefit laws or other similar Laws (in each case, only to the extent the Plan is no more generous than the mandatory minimum requirements under such laws)), in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of the ERISA, determined without regard to whether such Plan is subject to ERISA); each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, arrangement or scheme.

(uu) “Environmental Laws” means local, state and federal Laws and regulations relating to protection of the environment, pollution control, product registration and management, release, or disposal of Hazardous Materials.

(vv) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ww) “ERISA Affiliate” means any Person (whether incorporated or unincorporated), that together with the Company or any Subsidiary would be deemed a “single employer” within the meaning of Section 414 of the Code.

(xx) “ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by an ERISA Affiliate or to which such ERISA Affiliate makes or has made, or has, or has had, an obligation to make, contributions at any time.

(yy) “ESP Shares” has the meaning set forth in Section 2.6(c).

(zz) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(aaa) “Executive Incentive Plan” means the Company’s Executive Incentive Compensation and Deferral Plan.

(bbb) “FLSA” means the Fair Labor Standards Act.

(ccc) “FMLA” means the Family and Medical Leave Act.

(ddd) “Fund” has the meaning set forth in Section 2.5(a).

(eee) “GAAP” means generally accepted accounting principles in the United States.

(fff) “Governmental Entity” means any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

(ggg) “Government Reports” has the meaning set forth in Section 4.9(a).

(hhh) “Hazardous Materials” means any waste, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling, storage, treatment or disposal of which by the Company is governed by or subject to any applicable Environmental Law.

(iii) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(jjj) “Intellectual Property Rights” means the following and all rights arising out of the following: all copyrights, trade names, trademarks, trade secrets, service marks or patents (or applications therefor) as to which the Company or any Subsidiary claim an ownership interest.

(kkk) “Knowledge of the Company” means the actual knowledge of Leo H. Suggs, Patrick D. Hanley, Gordon S. Mackenzie, John W. Fain, Mark B. Goodwin, Paul A. Hoelting, David W. Barnett, Michael Mahan, M. Parker Myers, Carol D. Miller, Lisa McKnight or Phil Warren following reasonable inquiry of appropriate employees with respect to the referenced matters.

(lll) “Labor Laws” means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, as amended, Equal Pay Act, ADEA, ADA, FMLA, WARN, Occupational Safety and Health Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, FLSA and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

(mmm) “Landlord’s Estoppel Certificate and Consent” has the meaning set forth in Section 4.13(k).

(nnn) “Law” means any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law.

(ooo) “Leased Real Property” has the meaning set forth in Section 4.13(b).

(ppp) “Licenses” means all notifications, licenses, permits (including construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

(qqq) “Licensed Rights” means the following and all rights arising out of the following: all United States and foreign patents, trademarks, trade names, service marks and copyrights that are licensed to the Company or any of the Subsidiaries and that are material to the business of the Company and its Subsidiaries.

(rrr) “Litigation” means claims, suits, actions, investigations or indictments, Governmental Entity audits or administrative, arbitration or other proceedings.

(sss) “LTIP Awards” has the meaning set forth in Section 6.16(c).

(ttt) “Merger” has the meaning set forth in the Recitals.

(uuu) “Merger Consideration” has the meaning set forth in Section 2.4(a).

(vvv) “NLRB” means the United States National Labor Relations Board.

(www) “Option Agreements” shall have the meaning set forth in Section 2.6(a)(ii).

(xxx) “OSHA” means the Occupational Safety and Health Administration.

(yyy) “Parent” has the meaning set forth in the Preamble.

(zzz) “Parent Expenses” has the meaning set forth in Section 8.2(b).

(aaaa) “Parent Financial Advisor” means Bear, Stearns & Co. Inc.

(bbbb) “Paying Agent” has the meaning set forth in Section 2.5(a).

(cccc) “Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(dddd) “Plan” has the meaning set forth in Section 1.1(tt).

(eeee) “Plan of Merger” has the meaning set forth in the Recitals.

(ffff) “Proxy Statement” means the proxy statement to be mailed to the Company Shareholders in connection with the Shareholders’ Meeting.

(gggg) “Real Property” has the meaning set forth in Section 4.13(b).

(hhhh) “Representatives” means officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents.

(iiii) “Required Vote” has the meaning set forth in Section 4.31.

(jjjj) “Restricted Stock Agreement” means an agreement evidencing a Company Restricted Stock Award.

(kkkk) “Sarbanes-Oxley Act” has the meaning set forth in Section 4.9(b).

(llll) “SCC” has the meaning set forth in Section 2.2.

(mmmm) “SEC” means the Securities and Exchange Commission.

(nnnn) “SEC Reports” has the meaning set forth in Section 4.9(a).

(oooo) “Securities Act” means the Securities Act of 1933, as amended.

(pppp) “Shareholders’ Meeting” means the meeting of the Company Shareholders to be called to consider this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger.

(qqqq) “Spin-Off Date” means November 5, 2003.

(rrrr) “Stock Incentive Plan” means the Company’s Stock Incentive Plan.

(ssss) “Sub” has the meaning set forth in the Preamble.

(tttt) “Subsequent Determination” has the meaning set forth in Section 6.5(b).

(uuuu) “Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with any other Subsidiary of the Company), beneficially or of record owns, directly or indirectly, 50% or more of the capital stock or other equity interests.

(vvvv) “Superior Proposal” has the meaning set forth in Section 6.5(b).

(wwww) “Surviving Corporation” has the meaning set forth in Section 2.1.

(xxxx) “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, value-added tax, unclaimed property, employment, payroll, premium, custom, withholding, duty, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

(yyyy) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(zzzz) “Termination Fee” means $24,500,000.

(aaaaa) “UPSOA” has the meaning set forth in the Recitals.

(bbbbb) “VSCA” has the meaning set forth in the Recitals.

(ccccc) “WARN” means the United States Worker Adjustment and Retraining Notification Act.

ARTICLE II.

THE MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the VSCA, at the Effective Time (as hereinafter defined), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

Section 2.2. Effective Time; Closing. As promptly as practicable, and in any event no later than the date which is two business days after the satisfaction or waiver of the conditions set forth in Article VII hereof, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the State Corporation Commission of Virginia (the “SCC”) and by making all other filings or recordings required under the VSCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the VSCA. The Merger shall become effective upon the issuance of a certificate of merger by the

SCC, or at such later time and date as shall be specified in the Articles of Merger (the “Effective Time”). The Closing shall be held on the date of the Effective Time at 10:00 a.m., Eastern Daylight Time, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

Section 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.4. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time including shares covered by Company Restricted Stock Awards (whether vested or unvested), but excluding shares cancelled pursuant to Section 2.4(b), shall be cancelled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive an amount in cash equal to $43.25 payable, without interest, to the holder of such share of Company Common Stock, upon surrender of the Certificate that formerly evidenced such share of Company Common Stock and/or Restricted Stock Agreement in the manner provided in Section 2.5 (the “Merger Consideration”).

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Sub shall be cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

(c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 2.4(a) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a Certificate and/or Restricted Stock Agreement shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.4(a).

(d) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5. Surrender of Shares of Company Common Stock; Stock Transfer Books.

(a) Not less than five days prior to the Shareholders’ Meeting, Parent shall designate a bank or trust company to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock reasonably acceptable to the Company to receive the funds necessary to make the payments to such holders pursuant to Section 2.4 upon surrender of their

Certificates and/or Restricted Stock Agreements. Parent will, on or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of all of the shares of Company Common Stock outstanding at the Effective Time, including shares covered by Company Restricted Stock Awards (whether vested or unvested), but excluding shares cancelled pursuant to Section 2.4(b) (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to the Surviving Corporation. Parent shall replace any monies lost through any investment made pursuant to this Section 2.5(a). The Paying Agent shall make the payments provided in Section 2.4.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.4, including shares covered by Company Restricted Stock Awards (whether vested or unvested), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates and/or the Restricted Stock Agreements to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and/or the Restricted Stock Agreements pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate and/or the Restricted Stock Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate and/or the Restricted Stock Agreement shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate and each share covered by a Company Restricted Stock Award (whether vested or unvested), and such Certificate and/or Restricted Stock Agreement shall then be cancelled. Until so surrendered, each such Certificate and each Restricted Stock Agreement shall, at and after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate or any Restricted Stock Agreement with respect to the Merger Consideration payable upon the surrender of any Certificate or Restricted Stock Agreement. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. If any Certificate or Restricted Stock Agreement shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Certificate or Restricted Stock Agreement to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate or Restricted Stock Agreement, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate or Restricted Stock Agreement the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.4.

(c) At any time following the day that is one hundred eighty days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates or Restricted Stock Agreements held by such holder. If any Certificates or Restricted Stock Agreements shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate or Restricted Stock Agreement would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Sub or the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, including shares covered by Company Restricted Stock Awards (whether vested or unvested), shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article II upon the surrender or exchange of Certificates or Restricted Stock Agreements shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificate or Restricted Stock Agreement.

(e) Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, including shares covered by Company Restricted Stock Awards (whether vested or unvested), such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.

Section 2.6. Company Stock Awards. Parent will, at or subsequent to the Effective Time, cause the Surviving Corporation to make the payments set forth in this Section 2.6.

(a) (i) Each outstanding Company Stock Award that is an option to acquire Company Common Stock (a “Company Stock Option”) shall be cancelled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive an amount equal to the difference between (A) the Merger Consideration multiplied by the number of shares of Company Common Stock subject to such Company Stock Option and (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by the number of shares of Company Common Stock subject to such Company Stock Option (such amount, the “Company Stock Option Consideration”). At the Effective Time, all Company Stock Options converted pursuant to this Section 2.6(a) shall no longer be outstanding, and each holder of an Option Agreement shall cease to have any rights with respect thereto, except the right to receive the Company Stock Option Consideration in accordance with this Section 2.6(a)(i).

(ii) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of a Company Stock Option entitled to receive the Company Stock Option Consideration pursuant to Section 2.6(a)(i) a form of letter of transmittal and instructions for use in effecting the surrender of the agreements granting the Company Stock Option (the “Option Agreements”). Upon surrender to the Surviving Corporation of an Option Agreement, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Option Agreement shall be entitled to receive in exchange therefor the Company Stock Option Consideration for the Company Stock Options formerly evidenced by such Option Agreement, and such Option Agreement shall then be cancelled. No interest shall accrue or be paid to any beneficial owner of Company Stock Options or any holder of any Option Agreement with respect to the Company Stock Option Consideration payable upon the surrender of any Option Agreement. If any Option Agreement shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the Person claiming such Option Agreement to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Option Agreement, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Option Agreement the applicable Company Stock Option Consideration such holder is entitled to receive pursuant to Section 2.6(a)(i).

(b) At the Effective Time, the Surviving Corporation shall pay to each participant in the Company’s employee stock purchase plan (the “Company ESPP”), in exchange for the cancellation of such participant’s rights under the Company ESPP, an amount in cash determined by multiplying (i) the Merger Consideration by (ii) the number of shares (and fractional shares) of Company Common Stock that could be purchased for the participant under the Company ESPP based on the total contributions credited to the participant under the Company ESPP immediately prior to the Effective Time and an exercise price of $33.78 per share, and each participant’s rights under the Company ESPP shall thereafter be cancelled.

(c) At the Effective Time, the Surviving Corporation shall pay to each participant in the Company’s “Equity Swap Program” (i.e., notional shares credited to the Deferred Stock Account under the Executive Incentive Plan (the “ESP Shares”)), in exchange for the cancellation of the ESP Shares, an amount determined by multiplying (i) the Merger Consideration by (ii) the number of ESP Shares credited to the participant (whether or not vested) immediately prior to the Effective Time, and each ESP Share shall thereafter be cancelled.

(d) Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Company Stock Award Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock Awards such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Awards in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.

ARTICLE III.

THE SURVIVING CORPORATION

Section 3.1. Articles of Incorporation. At the Effective Time, the Company Articles of Incorporation shall be amended and restated as set forth on Exhibit B attached hereto, so that they shall be identical to the articles of incorporation of Sub in effect immediately prior to the Effective Time and shall be the articles of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA or the articles of incorporation of the Surviving Corporation.

Section 3.2. Bylaws. At the Effective Time, the Company Bylaws shall be amended and restated as set forth on Exhibit C attached hereto, so that they shall be identical to the bylaws of Sub in effect immediately prior to the Effective Time and shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with the VSCA, the articles of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

Section 3.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with applicable Law, (a) the directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of Sub at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement, the Company represents and warrants to Parent and Sub as follows:

Section 4.1. Organization and Standing. The Company Disclosure Letter contains a true, correct and complete list of all of the Company’s directors and officers and its jurisdiction of organization and other jurisdictions in which it is qualified or licensed to do business. The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, (b) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company Charter Documents, each as amended to date. The Company Charter Documents are in full force and effect, and the Company is not in violation of any provision therein.

Section 4.2. Authority for Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Required Vote, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of the Plan of Merger by the Required Vote and the filing of the Articles of Merger with the SCC). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (regardless of whether the issue of enforceability is considered in a proceeding at law or in equity).

(b) At a meeting duly called and held on May 14, 2005, the Board of Directors of the Company unanimously (i) determined that this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, are advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) approved and adopted this Agreement, the Plan of Merger and the transactions contemplated herein, including the Merger, and (iii) recommended approval and adoption of this Agreement, the Plan of Merger and the transactions contemplated thereby, including the Merger, by the Company Shareholders.

(c) The Company Financial Advisor has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company Shareholders in the Merger is fair to such holders, from a financial point of view. A copy of such opinion is included in the Company Disclosure Letter.

Section 4.3. Capitalization. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock. As of May 13, 2005, (a) 28,250,380 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (b) no shares of Company Preferred Stock are issued and outstanding and (c) 948,657 shares of Company Common Stock were subject to Company Stock Awards outstanding pursuant to the Company Stock Award Plans and 1,800,963 shares of Company Common Stock were reserved and authorized for future issuance pursuant to the Company Stock Award Plans. The Company Disclosure Letter sets forth a true and complete list of the outstanding Company Stock Awards with the exercise prices and period of exercisability, if applicable. Except as set forth above or in the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, including shareholder rights agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All shares of capital stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the stock of the Company.

Section 4.4. Subsidiaries.

(a) The Company Disclosure Letter contains a true, correct and complete list of each Subsidiary, all formal legal names of each Subsidiary, its type of entity, its directors and officers, its jurisdiction of organization and other jurisdictions in which it is qualified or licensed to do business. Each of the Subsidiaries (i) is a corporation or other business entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the organizational documents of each Subsidiary, each as amended to date. Such organizational documents are in full force and effect, and no Subsidiary is in violation of any provision therein.

(b) The Company owns beneficially and of record all of the issued and outstanding capital stock or other securities or equity interests of each Subsidiary and does not own an equity interest in any other Person, other than in (i) the Subsidiaries or (ii) any other Person not in excess of 1% of such Person’s outstanding equity interests. Each outstanding share of capital stock or other securities or equity interests of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or another Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

Section 4.5. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the Company Charter Documents or equivalent organizational documents of any of the Subsidiaries, (b) subject to Section 4.6, conflict with or violate any Law applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the VSCA, (b) for those required by the HSR Act and any filing required under the antitrust laws or investment notification laws of any applicable jurisdiction, (c) for filings contemplated by Section 4.19 hereof, (d) any applicable requirements of the U.S. Department of Transportation or of any state with respect to the licensing or registration of motor carriers, which consents, approvals, authorizations, permits, filings and notifications are set forth in the Company Disclosure Letter, and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.7. Compliance. Each of the Company and the Subsidiaries (a) has been operated in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected and (b) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of the Company or any of the Subsidiaries is bound or affected, except for failures to comply or defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.8. Litigation. There is no Litigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries, except for such Litigation that would not, individually or in the aggregate, have a Company Material Adverse Effect. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries, except for such judgments, orders, injunctions, decrees, stipulations or awards that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.9. Reports; Financial Statements.

(a) The Company and each Subsidiary, as necessary, has filed all forms, reports, statements and documents required to be filed with any regulatory authority established by Law in a foreign jurisdiction, except for cases where the failure to make such filing would not, individually or in the aggregate, have a Material Adverse Effect, or with the SEC since the Spin-Off Date (those required to be filed with the SEC are collectively referred to as the “SEC Reports,” and together with any foreign jurisdiction reports, the “Government Reports”), each of which complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, or, in the case of a foreign jurisdiction, the relevant Laws of that jurisdiction, each as in effect on the date so filed. None of the Government Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) All of the Company Financial Statements, in each case, including any related notes thereto, as filed with the SEC or with relevant authorities in foreign jurisdictions, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated.

(d) There are no liabilities of the Company or any of the Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the Company Financial Statements, (ii) liabilities disclosed in the SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2005, none of which in the case of clause (iv) are, individually or in the aggregate, reasonably likely to be material to the Company.

(e) The Company has heretofore furnished or made available to Parent and listed in the Company Disclosure Letter a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the SEC Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.10. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in the SEC Reports filed prior to the date hereof, since December 31, 2004, the Company and the Subsidiaries have conducted their respective businesses in the ordinary course and consistent with prior practice and there has not been (a) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary other than the expected payment of the Company’s second quarter dividend of $.04 per share of Company Common Stock on or about June 16, 2005, (c) any material change in accounting methods, principles or practices employed by the Company, or (d) any action of the type described in Section 6.1(b) which had such action been taken after the date of this Agreement would be in violation of such Section.

Section 4.11. Taxes.

(a) Each of the Company and the Subsidiaries has filed all income and other material Tax Returns (determined both individually and in the aggregate) that it was required to file. All Combined Groups have filed all income and other material Tax Returns (determined both individually and in the aggregate) that (i) it was required to file and (ii) for which any Taxes reflected thereon could be assessed against one or more of the Company and the Subsidiaries. All such Tax Returns were correct and complete in all material respects. All material amounts of Taxes owed by any of the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid if due or adequately provided for in the Company Financial Statements in accordance with GAAP. None of the Company or any of the Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no security interests on any of the assets of any of the Company and the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of the Company and the Subsidiaries has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no audit, dispute or claim concerning any material amount of Tax liability of any of the Company or the Subsidiaries or, to the Knowledge of the Company, for which any of such Persons could be held responsible either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors, officers and employees responsible for Tax matters of the Company and the Subsidiaries has knowledge, including after due inquiry of similar such Persons of any Combined Group. The Company Disclosure Letter lists all income and other material Tax Returns filed with respect to any of the Company and the Subsidiaries for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that, to the Knowledge of the Company, currently are the subject of audit. The Company and the Subsidiaries have delivered or made available to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and the Subsidiaries since January 1, 2003.

(d) None of the Company, any of the Subsidiaries or, to the Knowledge of the Company, any Combined Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency affecting or potentially affecting the Company or any Subsidiary.

(e) None of the Company or any of the Subsidiaries has filed a consent under former Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any of the Subsidiaries has made (for any open tax year) any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Sections 280G and 162(m) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 867(c)(1)(A)(ii) of the Code. Each of the Company, the Subsidiaries and any Combined Group has disclosed on its federal income Tax Returns all positions taken therein (with respect to the Company and the Subsidiaries) that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Company nor any of the Subsidiaries is a party to any Tax allocation or sharing agreement with any Person other than the Company and the Subsidiaries (excluding leases and similar agreements providing for the payment of property or similar Taxes by the lessee or similar user of property). Neither the Company nor any of the Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any Law), as a transferee or successor, by contract, or otherwise (excluding leases and similar agreements providing for the payment of property or similar Taxes by the lessee or similar user of property).

(f) An election under Section 338(h)(10) of the Code was filed with respect to a qualified stock purchase of the Company and its Subsidiaries (other than Motor Cargo Industries, Inc. and its subsidiaries) for federal tax purposes, and the Section 338(h)(10) election is effective for state income tax purposes in all jurisdictions where state income tax returns are filed by the Company or such Subsidiaries. Neither the Company nor any Subsidiary has knowledge through any of its officers or employees responsible for Tax matters of any basis or claim on which such election could be held to be invalid. In connection with the transaction giving rise to such election, the Company (i) entered into a tax allocation agreement that is currently binding on all of the parties thereto and (ii) performed such valuations as it deemed prudent in connection with effecting such election. The Company has provided true, correct and complete copies of all such documentation to Parent and its representatives.

Section 4.12. Title to Personal Property. Except as set forth in the 10-K, the Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their tangible personal properties and assets reflected in the 10-K or acquired after December 31, 2004 (other than assets disposed of since December 31, 2004 in the ordinary course of business consistent with past practice), in each case free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for (i) such as which secure indebtedness and which are properly reflected in the 10-K and (ii) such other liens, encumbrances and restrictions, if any, that would not, individually or in the aggregate, have a Company Material Adverse Effect. The tangible personal property and assets of the Company and the Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are usable in the regular and ordinary course of business, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries either own, or have valid leasehold interests in, all tangible personal properties and assets used by them in the conduct of their respective businesses, except where the absence of such ownership or leasehold interest could not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.13. Real Property.

(a) Except as set forth in the 10-K, the Company and the Subsidiaries have good and marketable fee simple title to, or a valid leasehold interest in, all of their real properties reflected in the 10-K or acquired after December 31, 2004, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness and which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after December 31, 2004, provided that the obligations secured by such liens are not delinquent; and (iv) such other title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) The Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or a Subsidiary as of April 30, 2005 (collectively, the “Real Property”) and a true and correct list of all real property presently leased by each of the Company and the Subsidiaries (collectively, the “Leased Real Property”) identifying with respect to each lease of such Leased Real Property the date of, the parties to, and any amendments, modifications, extensions or other supplements to such lease. The Company or a Subsidiary is the lessee under each of the leases for the Leased Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the lease for each Leased Real Property is in full force and effect and neither the Company nor any Subsidiary has sent or received any written notice of any uncured default under any of the leases of Leased Real Property to which it is party. Neither the Company nor any Subsidiary has breached or is in default under any covenant, agreement, term or condition of or contained in any lease of Leased Real Property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach, except for such breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, the consummation of the transactions provided for herein will not create or constitute a default under any real property lease covering the Leased Real Property that requires payments by the Company or any Subsidiary in excess of $250,000 per year.

(c) All improvements on the Real Property and the Leased Real Property conform to all applicable state and local Laws or use restrictions, and the applicable property is zoned for the various purposes for which the Real Property and the Leased Real Property and improvements thereon are presently being used, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Neither the Company nor any Subsidiary has received any written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting any of the Real Property or the Leased Real Property, except where such adverse claims would not, individually or in the aggregate, have a Company Material Adverse Effect.

(e) There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of any of the Real Property or the Leased Real Property which prohibits the current use of the Real Property or the Leased Real Property in any material respect.

(f) All licenses, permits and approvals required for the occupancy and operation of the Real Property and the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect, except where the failure to obtain such licenses, permits and approvals or the failure to be in full force or effect would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any Subsidiary has received written notices of violations in connection with such items.

(g) Neither the Company nor any Subsidiary has in its possession any studies or reports which indicate any material defects in the design or construction of any of the improvements on the Real Property or the Leased Real Property.

(h) No Person, other than Parent, has any right, option, right of first refusal or any other contract or agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any material portion of each parcel of the Real Property or the Leased Real Property.

(i) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Real Property or the Leased Real Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien upon the Real Property or the Leased Real Property. As of the date hereof, all due and payable taxes, water charges and sewer charges affecting the Real Property have been paid, except where the failure to pay any such taxes, water charges and sewer charges would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) The Company has complied in all material respects with all applicable Laws and restrictions pertaining to and affecting the Real Property which relate to such subdivision, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) Company shall use commercially reasonable efforts to obtain, or cause the applicable Subsidiary to obtain, and deliver to Parent at lease five business days prior to Closing, a “Landlord’s Estoppel Certificate and Consent” in form reasonably acceptable to Parent and the Company from the lessor under each of the leases for the Leased Real Property.

Section 4.14. Environmental Compliance and Disclosure.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and the Subsidiaries (i) possesses, and is in compliance with all permits, licenses and governmental authorizations and has filed all notices that are required under Environmental Laws applicable to the Company and the Subsidiaries, and (ii) is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained therein or contained in any Environmental Law, or in any order, decree, plan, notice, permit or demand letter issued, entered, promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any governmental agency or any third party and (ii) to the Knowledge of the Company, there is no fact that could reasonably be expected to result in a claim against the Company or any Company Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Hazardous Materials have ever been, are being, or are threatened to be spilled, released, discharged, disposed, placed or otherwise caused to become located in buildings or the soil, sub-surface strata, air, water or ground water under, or upon any plant, facility, site, area or property currently or previously owned or leased by the Company or any Subsidiary or on which the Company or any Subsidiary is conducting or has conducted its business or operations.

(d) Neither the Company nor any Subsidiary has entered into or agreed to, or does it contemplate entering into any consent decree or order, and neither the Company nor any Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

(e) Neither the Company nor any Subsidiary is subject to any administrative or judicial proceeding pursuant to and neither the Company nor any Subsidiary has been alleged to be in violation of applicable Environmental Laws or regulations, either now or any time since the Spin-Off Date, other than violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary has received written notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Subsidiary, its employees, agents or representatives or arising out of the ownership, use, control or operation by the Company or any Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned, leased, or otherwise operated upon by the Company or any Subsidiary) and (ii) there is no basis for any such notice and none is threatened or foreseen.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary has paid any fines, penalties or assessments since the Spin-Off Date pursuant to any Environmental Law.

(h) None of the owned or leased real property, improvements and equipment of the Company and the Subsidiaries contain any asbestos, PCBs, underground storage tanks, open or closed pits, sumps or other containers on or under any such real property, improvements or equipment, except where the presence of asbestos, PBCs, underground storage tanks, open or closed pits, sumps or other containers would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) None of the Company and the Subsidiaries has imported, manufactured, stored, used, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws, except where the failure to so comply would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15. Officers and Employees. Except as set forth in the SEC Reports, none of the Company and the Subsidiaries is a party to or bound by any Employee/Consulting Agreement, that obligates the Company or any Subsidiary to pay in excess of $50,000 in any twelve month period under any circumstance. The Company has provided to Parent true, correct and complete copies of each Employee/Consulting Agreement so disclosed. None of the Company and the Subsidiaries has received a claim from any Governmental Entity to the effect that the Company or any Subsidiary has improperly classified any Person as an independent contractor. To the Knowledge of the Company, none of the Company and the Subsidiaries has made any oral commitments to any officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement. All officers and management level employees of the Company and the Subsidiaries listed in Section 4.15 of the Company Disclosure Letter are active on the date hereof.

Section 4.16. Employee Benefit Plans.

(a) The Company Disclosure Letter contains a true and complete list of each Company Benefit Plan currently sponsored, maintained or contributed to by the Company or any Subsidiary, including each “multiemployer pension plan”, as defined in Section 3(37) of ERISA, to which the Company or any Subsidiary contributes or has an obligation to contribute and any Company Benefit Plan covering current or former employees, consultants or independent contractors whose principal workplace is or was outside the United States of America, (a “Current Company Benefit Plan”).

(b) With respect to each Current Company Benefit Plan identified on the Company Disclosure Letter, the Company has heretofore delivered or made available to Parent true and complete copies of the plan documents and any amendments thereto (or if the plan is not written, a written description thereof), any related trust or other funding vehicle, annual reports required to be filed with any Governmental Entity with respect to such plan, the most recent actuarial reports, funding and financial information returns and statements, current material contracts with any parties providing services or insurance to such plan, current plan summaries or summary plan descriptions, the most recent determination letter received from the Internal Revenue Service with respect to each such plan intended to qualify under Section 401 of the Code.

(c) The Company and the Subsidiaries have maintained (or caused to be maintained) all employee data necessary to administer each Current Company Benefit Plan, including data required to be maintained under Sections 107 and 209 of ERISA, and such data is true and correct and is maintained in a form that, with reasonable modification, could be utilized by Parent to calculate benefits.

(d) No Company Benefit Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan a “multiemployer pension plan”, as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. Neither the Company, any Subsidiary, nor a predecessor in interest of any of them has or has had an obligation to make contributions or reimburse another employer, either directly or indirectly, including through indemnification or otherwise, for making contributions to a plan that is or was subject to Title IV of ERISA. Neither the Company nor any Subsidiary has terminated or withdrawn from or sought a funding waiver with respect to, and no fact exists that could reasonably be expected to result in a termination or withdrawal from or seeking a funding waiver with respect to, any Company Benefit Plan that is subject to Title IV of ERISA. Neither the Company nor any Subsidiary has incurred, and no fact exists that reasonably could be expected to result in, liability to the Company or a Subsidiary as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Plan or a plan that is subject to Title IV of ERISA maintained by a predecessor in interest of the Company or any Subsidiary.

(e) Each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all material respects in accordance with its terms and in material compliance with all Applicable Benefit Laws. None of the Company and the Subsidiaries has incurred, and no facts exist which reasonably could be expected to result in, any liability to the Company or any Subsidiary with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including without limitation, any liability, tax, penalty or fee under ERISA, the Code or any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course under the Current Company Benefit Plans identified in the Company Disclosure Letter), except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) To the Knowledge of the Company, no fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that the form of the Company Benefit Plan satisfies Section 401(a) of the Code.

(g) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, consultants, independent contractors, contingent workers or leased employees (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary or any predecessor in interest of any of them for periods extending beyond their retirement or other termination of service, other than continuation coverage mandated by any Applicable Benefit Law and only for the period of coverage required under such Law.

(h) All contributions or premiums required to be made by the Company or any Subsidiary under the terms of each Company Benefit Plan or by Applicable Benefit Laws have been made in a timely fashion in accordance with the terms of the Company Benefit Plan and Applicable Benefit Law. The liabilities of each Current Company Benefit Plan are either fully insured, fully funded by assets held in a segregated account or trust or fully reserved as a liability on the books of the Company or applicable Subsidiary in accordance with GAAP, considering each such plan as material for purposes of applying GAAP reserve requirements.

(i) The Company or a Subsidiary has the right under the terms of each Company Benefit Plan and under Applicable Benefit Law to amend, revise, merge or terminate such plan (or its participation in such plan) or transfer the assets of such plan to another arrangement, plan or fund at any time exclusively by action of the Company or such Subsidiary.

(j) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement will not (i) entitle any current or former employee, director, officer, consultant, independent contractors, contingent worker or leased employee (or any of their dependents, spouses or beneficiaries) of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or (iii) increase the amount of compensation due any such individual.

(k) There is no pending or, to the Knowledge of the Company, threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any Governmental Entity with respect to any Company Benefit Plan and, to the Knowledge of the Company, there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan required to be registered.

Section 4.17. Labor Relations.

(a) None of the employees of the Company or any Subsidiary have been, or currently are, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including, without limitation, the NLRB or any other Governmental Entity.

(b) None of the employees of the Company or any Subsidiary have been, or currently are, a signatory to, or have had, or currently have, the terms of their employment set by, a collective bargaining agreement with any trade union, labor organization or group.

(c) Each collective bargaining agreement set forth in the Company Disclosure Letter is in full force and effect, and no such collective bargaining agreement is being renegotiated.

(d) Since January 1, 2002, no representation election petition or application for certification has been filed by employees of the Company or any Subsidiary or is pending with the NLRB or any other Governmental Entity and no union organizing campaign or, to the Knowledge of the Company, other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company or any Subsidiary has occurred, is in progress or is threatened.

(e) There is not pending any (i) charge of an unfair labor practice, (ii) investigation of a charge alleging any unfair labor practice, (iii) complaint alleging any unfair labor practice, filed or initiated with or brought by the NLRB or any other Governmental Entity or (iv) any threatened labor board proceeding of any kind, including any such against the Company or any Subsidiary or any of their supervisory employees or any trade union, labor union, employee organization or labor organization claiming to represent the employees of the Company or any Subsidiary; neither the Company nor any Subsidiary, nor any of their supervisory employees has engaged in any unfair labor practice of any kind, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or, to the Knowledge of the Company, has been threatened, against the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) Since January 1, 2002, no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of the Company or any Subsidiary has occurred, is in progress or has been, to the Knowledge of the Company, threatened.

(h) No breach of contract and/or denial of fair representation claim has been filed, or is pending or, to the Knowledge of the Company, threatened against the Company, any Subsidiary or any trade union, labor union, employee organization or labor organization representing the employees of the Company or any Subsidiary.

(i) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, Service Contract Act or any other Labor Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(j) No discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under the 1866 or 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the FMLA, the FLSA, ERISA or any other Labor Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(k) If the Company or any Subsidiary is a federal or state contractor obligated to develop and maintain an affirmative action plan, to the Knowledge of the Company, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been threatened or filed or is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress.

(l) No citation has been issued by OSHA against the Company or any Subsidiary and no notice of contest, claim, complaint, charge, investigation or other administrative enforcement proceeding involving the Company or any Subsidiary has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under OSHA or any other applicable Labor Law relating to occupational safety and health, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(m) No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Company or any Subsidiary, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(n) No investigation or citation of the Company or any Subsidiary has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of the Company, threatened under federal or foreign immigration Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(o) Neither the Company nor any Subsidiary has taken any action that would constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal Law.

(p) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any Subsidiary and its respective employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary under any applicable Law, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(q) Each of the Company and the Subsidiaries has maintained and currently maintains insurance the Company deems adequate as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(r) Each of the Company and the Subsidiaries is in compliance with all applicable Labor Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(s) Neither the Company nor any Subsidiary is liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(t) Each of the Company and the Subsidiaries has paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any Subsidiary has been subject to any special or penalty assessment under such legislation which has not been paid, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.18. Contracts and Commitments. The Company Disclosure Letter sets forth a true, correct and complete list of the following contracts to which the Company or a Subsidiary is a party (including every amendment, modification or supplement to the foregoing): (a) all contracts or agreements which limit or restrict the Company, any Subsidiary or any officer or, to the Knowledge of the Company, any key employee of the Company or any Subsidiary from engaging in any line of business conducted by the Company or any Subsidiary in any jurisdiction, (b) all franchising agreements, (c) any contract or agreement with any material agent used to supplement the Company’s transportation network which is not terminable without penalty on sixty calendar days’ or less notice, (d) any joint venture or partnership agreement or other similar agreement, (e) any contract pursuant to which the Company or any Subsidiary provides for the indemnification or holding harmless of any current or former officer, director or employee of the Company or any Subsidiary, (f) agreements or arrangements for the purchase or sale of any assets (other than in the ordinary course of business) with an individual value in excess of $150,000 or an aggregate value in excess of $750,000, (g) agreements, contracts or indentures relating to the borrowing of money by the Company or any Subsidiary, (h) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection contract; (i) all licensing agreements in connection with which Company and the Subsidiaries have made or received payments, or are obligated to make or entitled to receive payments, in excess of $100,000; and (j) other than contracts identified in the Company Disclosure Letter pursuant to Section 4.16 or (a) through (i) of this Section 4.18, all other contracts, agreements or commitments, including customer contracts, involving payments made by or to the Company or a Subsidiary of $1,000,000 or more per year and not terminable without penalty on sixty calendar days’ or less notice. Except as set forth in an exhibit attached to the SEC Reports or in the Company Disclosure Letter, neither the Company nor any Subsidiary is a party to any agreement, arrangement or commitment which is material to the businesses of the Company and the Subsidiaries taken as a whole. The Company has delivered or made available true, correct and complete copies of all such agreements, arrangements and commitments to Parent. Neither the Company nor any of the Subsidiaries is in default under any such agreement, arrangement or commitment which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

Section 4.19. Proxy Statement, Etc. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading; or, when first mailed to the Company Shareholders, or, at the time of the Shareholders’ Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable Law and any applicable rules or regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or with respect to information concerning Parent or Sub which is incorporated by reference in the Proxy Statement.

Section 4.20. Intellectual Property.

(a) The Company Disclosure Letter sets forth a true and complete list of (i) the Intellectual Property Rights and (ii) the Licensed Rights. The Company represents and warrants that, except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) the Company and the Subsidiaries have good and marketable title to the Intellectual Property Rights; (B) the Company and the Subsidiaries possess licenses or other valid rights to use the Licensed Rights; (C) the Intellectual Property Rights are free and clear of any liens, claims, other than any claim as to the validity of any pending application for patent, trademark, service mark, trade name or copyright protection, which claim is made to the authority issuing such protection, which claims are set forth in the Company Disclosure Letter, or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange; (D) the Licensed Rights are free and clear of any liens, claims, encumbrances or royalties arising from the action of Company or any of the Subsidiaries; provided that the Licensed Rights may be subject to royalties payable by Company or its Subsidiaries to the entity granting such Licensed Rights to Company or its Subsidiaries, the method by which royalties are calculated appearing in the document or attachments thereto granting such Licensed Rights to Company or its Subsidiaries; and (E) the Intellectual Property Rights and the Licensed Rights are all those rights pertaining to patents, copyrights, trademarks, service marks, trade names, trade secrets, databases, and Company Software that are necessary to the conduct of the business of each of the Company, the Subsidiaries and the Company’s Affiliates as presently conducted. The validity of the Intellectual Property Rights and title thereto and validity of the Licensed Rights, (x) have not been questioned in any prior Litigation; (y) are not being questioned in any pending Litigation; and (z) to the Knowledge of the Company, are not the subject(s) of any threatened or proposed Litigation. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the business of each of the Company and the Subsidiaries, as presently conducted, does not infringe and, to the Knowledge of the Company, has not been alleged to infringe any patents, trademarks, trade names, service marks or copyrights or misappropriate any trade secret rights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s or the Subsidiaries’ right to use any of the Licensed Rights, except where such losses or impairments would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or the Subsidiaries as presently conducted.

(b) The Company Disclosure Letter lists all of the material Company Proprietary Software. The Company has developed the Company Proprietary Software through its own efforts, as described in Section 4.20(d), and for its own account, and the Company and the Subsidiaries have all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever, except for such mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances that would not, individually or in the aggregate have a Company Material Adverse Effect. The use of the Company Licensed Software and the use of the Company Proprietary Software by the Company or its Subsidiaries does not breach any terms of any license or other contract between the Company or any Subsidiary and any third party, except for such breaches that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and the Subsidiaries are in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to the Company Licensed Software, except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) To the Knowledge of the Company, the Company Proprietary Software does not infringe any patent, copyright, trademark, trade name or service mark or misappropriate any trade secret of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

(d) The Company Proprietary Software was: (i) developed by the employees of the Company and the Subsidiaries working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company or any Subsidiary as assignee that have conveyed to the Company or such Subsidiary ownership of the intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company or any Subsidiary in connection with acquisitions in which the Company or any Subsidiary obtained representations, warranties and indemnities that the Company reasonably deemed appropriate from the transferring party relating to the title to such Company Proprietary Software. Neither the Company nor any Subsidiary has received written notice from any third party claiming any right, title or interest in the Company Proprietary Software.

(e) Neither the Company nor any Subsidiary has granted rights in Company Software to any third party.

Section 4.21. Insurance Policies. The Company Disclosure Letter contains a complete and correct list of the Company Insurance Policies. The Company has delivered or made available to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company or any of the Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary has paid or is obligated to pay all or part of the premiums. With respect to each Company Insurance Policy, the Company Disclosure Letter specifies (a) the insurer, (b) the amount of and nature of coverage, (c) the risk insured against, (d) the deductible amount (if any) and (e) the date through which coverage will continue by virtue of premiums already paid. The Company and the Subsidiaries have, and, all times since the Spin-Off Date, have had, in effect insurance coverage with reputable insurers which, in respect of amounts, premiums, types and risks insured, the Company believes constitutes reasonable coverage against all risks customarily insured against by corporations comparable in size and operations to the Company and the Subsidiaries. Neither the Company nor any Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past five years. Neither the Company nor any Subsidiary is required to maintain pursuant to any agreement or otherwise, and does not maintain, insurance with respect to any Customer Inventory. With respect to each Company Insurance Policy, (i) neither the Company nor any Subsidiary has received written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto; (ii) the policy is legal, valid, binding, enforceable and in full force and effect; (iii) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms through the Closing and following the consummation of the transactions contemplated herein; (iv) neither the Company, any Subsidiary, nor any other party to any Company Insurance Policy is in breach or default (including with respect to the payment of premiums or giving of notices), and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (v) no party has repudiated any provision thereof; (vi) there are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability; and (vii) there exists no claim under such insurance policy that has not been properly filed by the Company or any Subsidiary, except in the case of clauses (ii) through (vii) above as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.22. Notes Receivable. There are no notes receivable of the Company or any Subsidiary owing by any director, officer, shareholder or employee of the Company or any Subsidiary, other than notes receivable of the Company or any Subsidiary owing by any non-officer employee of the Company or any Subsidiary issued in the ordinary course of business consistent with past practice.

Section 4.23. Transactions with Affiliates. Except as set forth in the SEC Reports (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Subsidiaries), no director, officer or other Affiliate or Associate of the Company or any Subsidiary or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons) has any interest in: (a) any contract, arrangement or understanding with, or relating to the business or operations of, the Company or any Subsidiary; (b) any loan, arrangement, understanding, agreement or contract for, or relating to, indebtedness of the Company or any Subsidiary; or (c) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

Section 4.24. Customer and Supplier Relations. Since December 31, 2004, no customer of the Company or any Subsidiary has cancelled, terminated, or made any threat to cancel or otherwise terminate its contract, or to decrease its usage of the Company’s or any Subsidiary’s services or products that would result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice that, and, to the Knowledge of the Company, there is not, any current customer or supplier may terminate or materially alter its business relations with the Company or any Subsidiary, either as a result of the transactions contemplated herein or otherwise, that would result in a Company Material Adverse Effect.

Section 4.25. Ethical Practices. The Company and each Subsidiary is (and has been at all times) in compliance with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, -1 and -3). None of the Company, any Subsidiary or any Representative thereof has offered or given, and, no Person has offered or given on its behalf, anything of value to: (a) any foreign official, any foreign political party or official thereof or any candidate for political office; or (b) any Person, while knowing that all or a portion of such thing of value will be offered, given, or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office for the purpose of the following: (i) influencing any act or decision of such foreign official, political party, party official, or candidate in his or its official capacity, inducing such foreign official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official, or candidate, or securing any improper advantage or (ii) inducing such foreign official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing business to, any Person.

Section 4.26. Customs Matters. Since January 1, 2002, neither the Company nor any of the Subsidiaries has acted as an “importer of record,” as that term is defined in 19 U.S.C. § 1484, on import entry documentation required by the U.S. Bureau of Customs and Border Protection (“Customs”). The Company and each Subsidiary possesses all Licenses required to conduct their respective businesses in accordance with the Laws enforced by Customs, including 19 U.S.C. § 1623, 19 U.S.C. § 1641 and 19 C.F.R. § 111, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. All such Licenses are currently in full force and effect and no misrepresentations were made by the Company or any Subsidiary of any material fact in obtaining them, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. No administrative or judicial proceedings have been instituted or, to the Knowledge of the Company, threatened or are contemplated by Customs against the Company or any Subsidiary seeking fines, forfeitures, liquidated damages, or penalties or the modification, revocation, or suspension of any License required to conduct their respective businesses in accordance with the Laws enforced by Customs, except for such administrative or judicial proceedings that if resolved adversely to the Company or any Subsidiary would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each Subsidiary is in material compliance with all Laws enforced by Customs.

Section 4.27. Government Contracts.

(a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts for any Governmental Entity, nor, to the Knowledge of the Company, has any suspension or debarment action been commenced. There is no valid basis for the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts for any Governmental Entity.

(b) Neither the Company nor any Subsidiary has, with respect to any contracts or subcontracts for any Governmental Entity and within the preceding three years, received a cure notice or show cause notice advising the Company or any Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such contract or subcontract.

(c) Neither the Company nor any Subsidiary nor any of their principals (as defined in the Federal Acquisition Regulation) has, within the preceding three years, been convicted or had a civil judgment rendered against it for (i) commission of fraud or a criminal offense in connection with obtaining or attempting to obtain, or performing a federal, state or local government contract or subcontract; (ii) violation of federal or state antitrust statutes relating to the submission of offers; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property.

(d) Neither the Company nor any Subsidiary has any contract disputes pending before any contracting office, agency or instrumentality of any Governmental Entity.

Section 4.28. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of an Acquisition Proposal.

Section 4.29. Antitakeover Statutes. Each of the Company and the Board of Directors of the Company has taken all action required to be taken by it to exempt this Agreement and the transactions contemplated hereby from, and this Agreement, the Plan of Merger and the transactions contemplated hereby are exempt from, the requirements of, any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including the provisions of Articles 14 and 14.1 of the VSCA.

Section 4.30. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.31. Vote Required. The affirmative vote of holders of a majority of the shares of Company Common Stock entitled to vote on the approval and adoption of this Agreement, the Plan of Merger and the Merger (the “Required Vote”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

OF PARENT AND SUB

Each of Parent and Sub represents and warrants to the Company as follows:

Section 5.1. Organization and Standing. Each of Parent, Sub and UPSOA (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Parent or Sub.

Section 5.2. Authority for Agreement. Such Person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such Person of this Agreement, and the consummation by each such Person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such Person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of the Plan of Merger and the filing of the Articles of Merger with the SCC). UPSOA, as the sole shareholder of Sub, has approved this Agreement, the Plan of Merger and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of such Person enforceable against such Person in accordance with its terms subject, as to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (regardless of whether the issue of enforceability is considered in a proceeding at law or in equity).

Section 5.3. No Conflict. The execution and delivery of this Agreement by such Person does not, and the performance of this Agreement by such Person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the certificate of incorporation or articles of incorporation, as applicable, or bylaws of such Person, (b) conflict with or violate any Law applicable to such Person or by which any property or asset of such Person is bound or affected, or (c) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligation, or result in the creation of a lien or other encumbrance on any property or asset of such Person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Person is a party or by which such Person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay the performance by such Person of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.4. Required Filings and Consents. The execution and delivery of this Agreement by such Person do not, and the performance of this Agreement by such Person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the VSCA, (b) for those required by the HSR Act and any filing required under the antitrust laws or investment notification laws of any applicable jurisdiction, (c) for applicable requirements, if any, required by the U.S. Department of Transportation or any state with respect to the licensing or registration of motor carriers, (d) for filings contemplated by Section 4.19 and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by such Person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.5. Information Supplied. None of the information supplied or to be supplied by such Person for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed, cause such document to contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein not misleading; or, when first mailed to Company Shareholders or, unless promptly corrected at any time during the pendency of the Shareholders’ Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such Person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing document.

Section 5.6. Brokers. Except for the Parent Financial Advisor, there is no broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission payable by such Person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

Section 5.7. Ownership of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Sub (a) has not conducted, and will not prior to the Effective Time conduct, any business and (b) has no, and prior to the Effective Time will have no, assets or liabilities, except, in either case, in connection with the Merger. As of the Effective Time, only shares of Sub common stock will be issued and outstanding. All of such shares shall be owned directly by UPSOA.

ARTICLE VI.

COVENANTS

Section 6.1. Conduct of the Business Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time unless Parent shall otherwise agree in writing and except as contemplated, permitted or required by this Agreement, (i) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries has business relations, in each case consistent with past practice and (iii) the Company and the Subsidiaries will comply in all material respects with all applicable Laws wherever their respective businesses are conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

(b) Without limiting the generality of Section 6.1(a) above, and except as expressly provided or permitted by this Agreement or set forth in the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time the Company shall not, nor shall the Company permit any of the Subsidiaries to, without the prior written consent of Parent (i) other than regularly scheduled quarterly dividends not to exceed $.04 per share of Company Common Stock per fiscal quarter, declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, including Company Preferred Stock, or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement, (v) take any action that would, or could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied; (vi) amend the Company Charter Documents and the organizational documents of the Subsidiaries; (vii) create, assume or incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (viii) make any loans or advances to any other Person other than loans or advances between any Subsidiaries of the Company or between the Company and any of the Subsidiaries and other than loan or advances made in the ordinary course of business consistent with past practices; (ix) except in the ordinary course of business, mortgage or pledge any of its assets or properties; (x) merge or consolidate with any other entity in any transaction, or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $500,000 or greater, other than the sale of obsolete assets in the ordinary course of business; (xi) change its accounting policies except as required by applicable Laws or GAAP; (xii) make any change in employment terms for any of its directors or officers; (xiii) alter, amend, create or terminate any obligations, other than those incurred or entered into in the ordinary course of business, with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or Affiliates of the Company or the Subsidiaries or enter into any new, or amend any existing Employee/Consulting Agreement; provided that any new, or amendments to existing, Employee/Consulting Agreements may be entered into with non-officers in the ordinary course of business; (xiv) alter, amend, create or terminate any Current Company Benefit Plan except those required by Law or as contemplated in Section 6.16; (xv) establish, adopt or amend any collective bargaining agreement; (xvi) other than with respect to letters of credit and bonds listed in Section 4.18 of the Company Disclosure Letter, amend or cancel or agree to the amendment or cancellation of any contract set forth in Section 4.18 of the Company Disclosure Letter, (xvii) pay, loan or advance (other than the payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors; (xviii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof; (xix) make any material tax election (other than in the ordinary course of business consistent with past practice) or settle or compromise any tax liability involving amounts in excess of $100,000 in the aggregate; or (xx) pay, discharge, settle or satisfy any Litigation, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) involving amounts in excess of $150,000 more than amounts, if any, reserved on the Company Financial Statements.

Section 6.2. Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Sub, upon reasonable notice, reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Parent and Sub with all financial, operating and other data and information as Parent or Sub, through its Representatives, may reasonably request. The Company shall furnish to Parent and Sub monthly financial and operating data and information within fifteen days following the end of each calendar month. Parent will remain subject to the terms of the Confidentiality Agreement.

(b) No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.3. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure by such party (or Sub, in the case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or which is necessary to correct any information in the Company Disclosure Letter which has been rendered inaccurate thereby, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Company Disclosure Letter which it has delivered pursuant to this Agreement. Neither the supplementation of the Company Disclosure Letter nor any disclosure after the date hereof of the untruths of any representation and warranty made in this Agreement shall operate as a cure of (i) the failure to disclose information, nor (ii) any untrue representation or warranty made herein.

Section 6.4. Further Assurances.

(a) Subject to the terms and conditions of this Agreement, upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law to make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VII. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use commercially reasonable efforts to take all such action. In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any filing required under the antitrust laws of any applicable jurisdiction with respect to the transactions contemplated hereby.

(b) In connection with, and without limiting the foregoing, the Company shall (i) take all actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement the Merger or any other transaction contemplated by this Agreement, take all actions necessary to ensure that this Agreement the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 6.5. Board Recommendations.

(a) In connection with the Merger and the Shareholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 6.5(b), recommend to the holders of the Company Common Stock to approve the Plan of Merger and this Agreement and use commercially reasonable efforts to obtain the necessary approvals by the Company Shareholders of the Plan of Merger and this Agreement and (ii) otherwise comply with all legal requirements applicable to such meeting.

(b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 6.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Sub, the approval or recommendation of such Board of Directors of the Company or any committee thereof of the Plan of Merger, this Agreement or any other transaction contemplated by this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal (as hereinafter defined) from a third party (an “Alternative Transaction”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the approval of this Agreement and the Plan of Merger by the Company Shareholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with Section 6.9 and after consultation with and having taken into consideration advice from independent outside legal counsel with respect to its duties to the Company and the Company Shareholders under applicable Virginia law, that such action is likely required for the Board of Directors of the Company to comply with its duties to the Company and the Company Shareholders under applicable Virginia law, the Board of Directors of the Company may (subject to this and the following sentences) inform the Company Shareholders that it no longer believes that the Merger is advisable and that it no longer recommends approval of the Plan of Merger (a “Subsequent Determination”) and may enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the fifth business day (or the second business day, in the case of a material amendment to a Superior Proposal) following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the Person making such Superior Proposal and state that the Board of Directors of the Company intends to make a Subsequent Determination. During such five business day period (or two business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Shareholders without a Subsequent Determination. For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Board of Directors of the Company determines in its good faith business judgment (based on, among other things, the advice of an independent financial advisor) to be more favorable to the Company Shareholders than the Merger from a financial point of view (taking into account, among other things, whether, in the good faith business judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction).

(c) Nothing contained in this Section 6.5 shall prohibit the Company from taking and disclosing to the Company Shareholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company Shareholders if, in the good faith business judgment of the Board of Directors of the Company, after consultation with independent outside legal counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 6.5(b), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Plan of Merger or this Agreement or approve or recommend, or propose to approve or recommend an Alternative Transaction.

Section 6.6. Shareholder Litigation. Unless and until the Agreement is terminated in accordance with Section 8.1 hereof, the Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder Litigation against the Company and its directors relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

Section 6.7. Indemnification.

(a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director and officer of the Company or its Subsidiaries as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other indemnification agreements in effect on the date hereof, copies of which have been provided to Parent, shall survive the Merger and Parent shall (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto. Parent and Sub agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

(b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.7(b) more than an amount per year equal to two hundred fifty percent (250%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred fifty percent (250%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of current annual premiums. In lieu of Parent causing the Surviving Corporation to maintain the policies as described above, Parent may elect to cause the Company to purchase immediately prior to the Effective Time a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies, such policy to be effective as of the Effective Time.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.7.

(d) The rights of each current and former officer, director, employee or agent under this Section 6.7 shall be in addition to any rights of such Person under the Company Charter Documents or under Virginia Law. The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each present and former director, officer, employee and agent of the Company or its Subsidiaries, their heirs and their representatives.

(e) From and after the Effective Time, Parent shall unconditionally guarantee the timely performance of all obligations of the Surviving Corporation under this Section 6.7.

Section 6.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required in order to comply with Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. Notwithstanding anything to the contrary contained in this Section 6.8, either party may respond to questions from employees or stockholders or inquiries from financial analysts and media representatives that is consistent with and no more expansive than then-existing public disclosures.

Section 6.9. Acquisition Proposals. The Company shall not, nor shall it authorize or permit any of the Subsidiaries to, and shall instruct and use its commercially reasonable efforts to cause its Representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or knowingly take any other action to facilitate the submission of any Acquisition Proposal or (b) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, provided that if the Company receives an Acquisition Proposal that the Board of Directors reasonably believes may, upon clarification, constitute a Superior Proposal, the Company may communicate in writing (with a copy to Parent) with the Person making such Acquisition Proposal solely to the limited extent necessary to obtain the necessary clarification; provided, however, that prior to the approval of the Plan of Merger and this Agreement by the Company Shareholders the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any Person that makes an Acquisition Proposal that is unsolicited or that did not otherwise result from a breach of this Section 6.9, if, and to the extent that, (i) the Board of Directors of the Company, after consultation with and having taken into consideration advice of independent outside legal counsel, determines in its good faith business judgment that such action is likely required for the Board of Directors of the Company to comply with its duties to the Company and the Company Shareholders under applicable Virginia law, (ii) prior to taking such action, the Company receives from such Person an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person; provided that such confidentiality agreement with respect to an Acquisition Proposal shall not be any less protective to the Company than the provisions of the Confidentiality Agreement and (iii) the Acquisition Proposal is a Superior Proposal. The Company shall provide prompt (but in any event by the following day) oral and written notice to Parent of (A) the receipt of any such Acquisition Proposal and any clarification, modification or amendment to an Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, (B) the material terms and conditions of such Acquisition Proposal or inquiry, (C) the identity of such Person making any such Acquisition Proposal or inquiry and (D) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means other than the transactions contemplated by this Agreement, any offer or proposal with respect to a merger, consolidation, business combination, share exchange, tender offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company, or any purchase or other acquisition of 10% or more of the consolidated assets of the Company and its Subsidiaries or 10% or more of any class of equity securities of the Company or any of its Subsidiaries.

Section 6.10. Shareholders’ Meeting.

(a) The Company shall (i) cause the Shareholders’ Meeting to be duly called and held as soon as practicable following the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement and the Plan of Merger and (ii) take all action necessary in accordance with applicable Law and the Company Charter Documents to duly call, give notice of, and convene the Shareholders’ Meeting.

(b) The Company shall, at the direction of Parent, solicit from holders of shares of Company Common Stock entitled to vote at the Shareholders’ Meeting proxies in favor of such approval and shall take all other action necessary or, in the reasonable judgment of Parent, helpful to secure the vote or consent of such holders required by the VSCA, the Company Charter Documents or this Agreement to effect the Merger.

Section 6.11. Proxy Statement.

(a) The Company will as promptly as practicable following the execution of this Agreement file the Proxy Statement with the SEC and will use commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Shareholders at the earliest practical time. The Company will notify the Parent promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (i) at any time prior to the Shareholders’ Meeting, any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent and (ii) if at any time prior to the Shareholders’ Meeting, any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company will, upon learning of such event, promptly prepare and file and, if required, mail such amendment or supplement to the Company Shareholders; provided, however, that prior to such filing or mailing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments thereon.

(b) The Company hereby represents that the Company Financial Advisor has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company, consented to the inclusion of references to its opinion in the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement.

Section 6.12. Shareholder Lists. The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Sub with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Parent and Sub with such additional information, including, without limitation, updated listings and computer files of the Company Shareholders, mailing labels and security position listings, and such other assistance as Parent, Sub or their agents may reasonably request.

Section 6.13. Undertakings of Parent. Parent shall perform, or cause to be performed, when due all obligations of Sub under this Agreement.

Section 6.14. Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company and the Subsidiaries to be effective upon the Effective Time. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

Section 6.15. Company Stock Awards. As promptly as practicable following the date hereof, the Company shall use commercially reasonable efforts to cause all of the holders of Company Stock Awards to agree to the termination and expiration of their Company Stock Awards immediately prior to the consummation of the Merger in exchange for the Company Stock Award Consideration described in Section 2.6.

Section 6.16. Employee Matters.

(a) Company Benefit Plan Contributions. Prior to the consummation of the Merger, the Company shall (or shall cause the applicable Subsidiary to) (i) make all contributions under any Current Company Benefit Plan, including any employer matching and profit sharing contributions, required for periods ending on or before the consummation of the Merger or (ii) with respect to each Current Company Benefit Plan that is not fully funded or fully insured, fully reserve as a liability on the books of the Company or applicable Subsidiary in accordance with GAAP, considering each such plan as material for purposes of applying GAAP reserve requirements, all liabilities for benefits accrued under such plan as of the consummation of the Merger.

(b) Other Actions. Parent and the Company agree to take those actions identified on Exhibit D attached hereto.

(c) Long-Term Incentive Plan Awards. The long-term incentive plan awards granted on January 21, 2004 (the “LTIP Awards”) shall be paid in accordance with Section 6.16(c)(i) or, with the consent of the participant, shall be amended prior to the consummation of the Merger to provide for payment in accordance with Section 6.16(c)(ii).

(i) Subject to the provisions of Section 6.16(c)(ii), each LTIP Award shall be paid to each participant on the consummation of the Merger on account of achieving the target performance objectives. Each participant shall be deemed to have earned the number of performance shares scheduled to be earned on account of achieving the target performance objectives. Each participant shall be deemed to have earned the cash payment scheduled to be earned on account of achieving the target performance objectives. Each participant shall receive a single sum payment equal to the cash payout under the LTIP Award assuming achievement of the target performance objectives plus an amount determined by multiplying (x) the Merger Consideration by (y) the number of performance shares earned under the LTIP Award assuming achievement of the target performance objectives. The amount payable under this Section 6.16(c)(i) shall be paid in a single cash payment at the Effective Time.

(ii) With the consent of a participant, the participant’s LTIP Award shall be amended to provide: (A) that such participant shall be deemed to have earned the cash payment scheduled to be earned on account of achieving the maximum performance objectives, (B) that such participant shall be deemed to have earned the number of performance shares scheduled to be earned on account of achieving the maximum performance objectives, and (C) that such participant shall receive a single sum payment equal to the amount described in the following sentence if the participant continues employment with the Company or Parent (or any affiliate thereof) until the second anniversary of the consummation of the Merger (or January 1, 2007, in the case of the LTIP Award held by Leo Suggs if he consents to the application of this Section 6.16(c)(ii)) or if the participant’s employment ends before such date, as applicable, on account of death, disability or a termination without Cause or a resignation with Good Reason. The amount payable to such participant is equal to the maximum cash payout under the LTIP Award assuming achievement of the maximum performance objectives plus an amount determined by multiplying (x) the Merger Consideration by (y) the number of performance shares earned under the LTIP Award assuming achievement of the maximum performance objectives. Any amount payable pursuant to such amendment shall be paid in a single cash payment on the second anniversary of the consummation of the Merger or, if such date is not a business day, on the immediately succeeding day (or January 2, 2007, in the case of Leo Suggs). For purposes of the amended LTIP Awards and this Section 6.16(c)(ii), the terms “Cause” and “Good Reason” shall have the same meaning as set forth in the Stock Incentive Plan.

(d) Information. Prior to the consummation of the Merger, the Company shall provide Parent, if available from existing records of the Company or any Subsidiaries, the following:

(i) a schedule that contains a true and complete list of (A) all of the officers of the Company and each Subsidiary as of the date hereof, specifying their position, annual rate of compensation, tax withholding status, date of birth, date of hire, social security number, home address, work location, length of service, vacation days, employee benefit coverages selected and such other information as is reasonably requested by the Purchaser for each of them, (B) all of the employees (whether full-time, part-time or otherwise) of the Company and each Subsidiary as of the date hereof, specifying their position, status, annual salary, tax withholding status, hourly wages, date of birth, date of hire, social security number, home address, work location, length of service, vacation days, employee benefit coverages selected and such other information as is reasonably requested by the Parent for each of them and (C) all individuals who provide services exclusively to the Company or any Subsidiary as consultants or independent contractors as of the date hereof, specifying the nature of the services performed and the consulting or other independent contractor fees and any other information reasonably requested by the Purchaser; and

(ii) true, correct and complete copies of each written consent by an officer to background checks or drug testing by the Company or any Subsidiary and any arbitration agreements or confidentiality agreements between the Company or any Subsidiary and an officer, employee or former employee of the Company or any Subsidiary.

ARTICLE VII.

CONDITIONS

Section 7.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

(a) This Agreement and the Plan of Merger shall have been approved and adopted by the Required Vote;

(b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect;

(c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act and any pre-closing clearance required under the antitrust laws of any applicable jurisdiction); and

(d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, executive order, decree or injunction (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger.

Section 7.2. Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company in this Agreement (without giving effect to any materiality or Company Material Adverse Effect qualifications) shall be true and correct as of the date of this Agreement and as of the Effective Time (except for representations and warranties which are as of a specific date, in which event, they shall be true and correct as of such date), except for such inaccuracies in such representations or warranties as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to Closing; and (iii) the Company shall have delivered to Parent and Sub a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 7.2(a) is satisfied in all respects, duly executed by an authorized officer of the Company;

(b) There shall not be overtly threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger;

(c) There shall be no Company Stock Awards outstanding as of the Effective Time; and

(d) The Company shall have caused to be delivered to Parent resignations of all the directors of the Company and the Subsidiaries effective as of the Effective Time.

Section 7.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Sub in this Agreement (without giving effect to any materiality or material adverse effect qualifications) shall be true and correct as of the date of this Agreement and as of the Effective Time (except for representations and warranties which are as of a specific date, in which event, they shall be true and correct as of such date), except for such inaccuracies in such representations or warranties as, individually or in the aggregate, would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the performance by Parent or Sub of any of its obligations under this Agreement, the consummation of the Merger or the other transactions contemplated herein;

(b) Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to Closing; and

(c) Parent and Sub shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 7.3(a) and (b) is satisfied in all respects, duly executed by an authorized officer of each of Parent and Sub.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders:

(a) By mutual written consent of duly authorized representatives of Parent and the Company;

(b) By any of Parent, Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c) By any of Parent, Sub or the Company if the Merger shall not have been consummated on or before November 15, 2005; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d) By Parent or Sub if the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Plan of Merger or this Agreement, (ii) causes the Company to enter into an Acquisition Agreement with respect to an Acquisition Proposal, (iii) shall have approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;

(e) By any of the Company, Parent or Sub, if this Agreement and the Plan of Merger shall fail to be approved and adopted by the Required Vote at the Shareholders’ Meeting;

(f) By Parent or Sub, if (i) any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Sub, (ii) the Company shall breach in any material respect any of its covenants or other obligations hereunder or (iii) the Company shall breach any representation or warranty hereunder (without giving effect to any materiality or Company Material Adverse Effect qualifications) and such breach of a representation or warranty, together with all other such breaches, would entitle Parent or Sub not to consummate the transactions contemplated hereby under Section 7.2(a). The foregoing notwithstanding, if in the case of clauses (ii) or (iii), the breach giving rise to the right of termination is capable of being cured, the Parent or Sub may not exercise its right of termination with respect to such breach, unless within ten days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Sub and the Company shall not have provided reasonable assurance to Parent and Sub, in the reasonable discretion of Parent and Sub, that such breach will be cured in all material respects on or before the Effective Time;

(g) By the Company, if (i) any of the conditions set forth in Section 7.3 shall have become incapable of fulfillment and shall not have been waived by the Company or (ii) Parent or Sub shall breach in any material respect any of their respective obligations hereunder or (iii) Parent or Sub shall breach any representation or warranty hereunder (without giving effect to any materiality or material adverse effect qualifications) and such breach of a representation or warranty, together with all other such breaches, would entitle the Company not to consummate the transactions contemplated hereby under Section 7.3(a). The foregoing notwithstanding, if in the case of clauses (ii) or (iii), the breach giving rise to the right of termination is capable of being cured, the Company may not exercise its right of termination with respect to such breach unless within ten days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Sub, as the case may be, shall not have provided reasonable assurance to the Company, in the reasonable discretion of the Company, that such breach will be cured in all material respects on or before the Effective Time; or

(h) By the Company if, in compliance with its obligations under Sections 6.5 and 6.9, (i) the Board of Directors of the Company shall have withdrawn or shall have modified in a manner adverse to Parent or Sub its approval or recommendation of the Plan of Merger or this Agreement and (ii) the Company shall have entered into an Acquisition Agreement with respect to a Superior Proposal.

Section 8.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith be terminated and have no further effect, except as specifically provided in this Section 8.2 and in Sections 9.10 and 9.11, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b) If (i) Parent or Sub exercises its right to terminate this Agreement under Section 8.1(d) or (ii) the Company exercises its right to terminate this Agreement under Section 8.1(h), the Company shall pay to Parent within five business days of Parent’s demand thereof, the sum of (A) all reasonable documented fees and expenses (including, without limitation, reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent in connection with the Merger or related to the authorization, preparation, negotiation, financing, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”) up to a maximum amount of $1,750,000 and (B) the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger.

(c) If within nine months after termination of this Agreement either by the Company pursuant to Section 8.1(c) or by any party pursuant to Section 8.1(e), the Company shall enter into any agreement relating to, or consummate, an Acquisition Proposal with a Person other than Parent or Sub, then immediately prior to, and as a condition of, consummation of such transaction the Company shall pay to Parent the Parent Expenses and the Termination Fee, payable in same-day funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

Section 8.3. Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Plan of Merger by the Company Shareholders, no amendment may be made without the further approval of the Company Shareholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or if otherwise required by the VSCA.

Section 8.4. Waiver. At any time prior to the Effective Time, whether before or after the Shareholders’ Meeting, any party hereto, by action taken by its board of directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1. No Third Party Beneficiaries. Other than the provisions of Section 6.7 hereof, nothing in this Agreement shall confer any rights or remedies upon any Person other than the parties hereto.

Section 9.2. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. The parties hereby agree that for purposes of this Agreement (including, but not limited to conditions to Closing) neither party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement or the Company Disclosure Letter. No amendment, modification or alteration of the terms or provisions of this Agreement or the Company Disclosure Letter shall be binding unless the same shall be in writing and duly executed by the parties hereto.

Section 9.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Sub or Parent of any of its respective obligations hereunder.

Section 9.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Law thereof.

Section 9.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at Law or in equity.

Section 9.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (i) the agreements set forth in Articles II and IX and Section 6.7 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Section 8.2 and in this Article IX shall survive the termination of this Agreement indefinitely.

Section 9.11. Fees and Expenses. Except as provided in Section 8.2, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 9.12. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by UPS Next Day Air (with evidence of delivery and postage and other fees prepaid) as follows:

To Sub
or Parent:	55 Glenlake Parkway, NE
Atlanta, Georgia 30328-3498
Attention: Mergers & Acquisitions Department
and Legal Department

and to:	King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303-1763
Attention: Michael J. Egan
Janet E. Taylor

To the Company:	1000 Semmes Avenue
Richmond, Virginia 23224
Attention: General Counsel

with a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Attention: Allen C. Goolsby
David M. Carter

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first business day after delivery to a UPS customer service representative if sent by UPS Next Day Air.

IN WITNESS WHEREOF, the Company, Parent and Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OVERNITE CORPORATION

By:	/s/ Leo H. Suggs
Name:	Leo H. Suggs
Title:	CEO & President

UNITED PARCEL SERVICE, INC.

By:	/s/ Thomas W. Delbrook
Name:	Thomas W. Delbrook
Title:	Assistant Treasurer

OLYMPIC MERGER SUB, INC.

By:	/s/ Thomas W. Delbrook
Name:	Thomas W. Delbrook
Title:	Assistant Treasurer